Exhibit 2


                          WAMPLER FOODS, INC.
                       ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT ("Agreement"), dated as of ________, 1998, is made by and among WAMPLER FOODS, INC., a Virginia corporation ("Company"), and CASE FOODS, INC., a Delaware corporation ("Case Foods") and CASE FARMS, L.L.C., a Delaware limited liability company ("Case Farms") (Case Foods and Case Farms together referred to as the "Buyer").


                               RECITALS
     A. The Company is a fully integrated provider of turkey and chicken products. As part of its business, the Company owns and operates a poultry processing plant, a feed mill, and a hatchery, all located, in Wayne County, North Carolina, and grain storage facilities located in Jones County, North Carolina (the "Business").

     B. The Company desires to sell, and Buyer desires to purchase, substantially all of the assets of the Business as provided herein.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth in this Agreement, the parties covenant and agree with each other as follows:


     1.   PURCHASE AND SALE OF CERTAIN ASSETS.

          1.1. Purchase and Sale of Assets. Upon and subject to the terms and conditions of this Agreement, and on the Closing Date as defined herein, the Company shall sell, transfer, convey and deliver to the Buyer, and the Buyer shall purchase, all right, title and interest in and to all of the following assets owned or used by the Company in the Business (the "Assets"):

               (a) All those certain tracts and parcels of real estate, with improvements thereon, comprising the Company's poultry processing facility located in Wayne County, North Carolina, as more particularly described on Schedule 1.1(a) attached to this Agreement, (the "Processing Facility");

               (b) All those certain tracts and parcels of real estate, with improvements thereon, comprising the Company's hatchery facility located in Wayne County, North Carolina, as more particularly described on Schedule 1.1(b) attached to this Agreement, (the "Hatchery");
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               (c)  All those certain tracts and parcels of real
estate, with improvements thereon, comprising the Company's feed mill located in Wayne County, North Carolina, as more particularly described on Schedule 1.1(c) attached to this Agreement, (the "Feed Mill");

               (d) All those certain tracts or parcels of real estate, with improvements thereon, comprising the Company's grain storage facility located in Jones County, North Carolina, as more particularly described on Schedule 1.1(d) attached to this Agreement, (the "Grain Storage Facility").

     The real estate and improvements described in Sections 1.1(a) -
(d) of this Agreement, together with any leaseholds, subleaseholds, easements, rights of way and other appurtenances thereto or therein, are referred to herein collectively as the "Real Estate".

               (e) All equipment and machinery including all poultry processing equipment, fixtures, furniture, tools, fittings, spare parts and supplies located on the Real Estate, together with certain vehicles, automobiles, trucks, tractors and trailers, whether or not located on the Real Estate, all as more particularly described on the schedules attached hereto as Schedule 1.1(e) (the "Machinery and Equipment");

               (f) All inventories which are usable and saleable in their ordinary course located at the Business, including live poultry, hatching eggs, poultry products, feed, grain, medication, work in progress, supplies, packing materials (excluding materials containing the Company's trademarks), and raw materials as well as live poultry owned by the Company and located on the growout and breeder farms listed on Schedule 1.1(f) and excluding (i) all Machinery and Equipment, and (ii) finished product including boxed, frozen or otherwise stored (the "Inventory");

               (g) The pre-paid expenses, claims, including insurance claims or insurance proceeds from the date hereof, deposits, pre-payments, refunds, causes of action, rights of recovery, rights of set-off, and rights of recoupment relating to the Assets as listed on
Schedule 1.1(g) (the "Pre-paid Assets");

               (h) All supply lists, personnel files, those sections of the Company's books and ledgers relating to the Business, files, documents, plats, architectural plans, drawings, specifications, materials, reports, technical data, and any other materials, whether written, printed, or contained in other media relating to the Assets, including, but not limited to, those listed on the attached Schedule 1.1(h) (the "Intangible Assets"), but specifically excluding all records pertaining to or identifying in any way customers, provided,
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however, all documents at the Business on the Closing Date shall be
Intangible Assets acquired by Case;

               (i) All leases, sub-leases, franchises, approvals, authorizations, permits, licenses, orders, registrations, certificates of occupancy, and other certificates, variances, rights obtained from governmental agencies or regulatory authorities, contracts, agreements, indentures, mortgages, instruments, security agreements, guarantees, and other similar arrangements and rights thereunder as listed on Schedule 1.1(i).

          1.2. Liabilities Assumed by Buyer. Notwithstanding any implication from Section 1.3, upon and subject to the terms and conditions of this Agreement, and on the Closing Date, Buyer agrees to assume and become responsible for the liabilities expressly set forth on Schedule 1.2 (the "Assumed Liabilities"), and shall not be responsible for any other liabilities of the Company not expressly set forth on Schedule 1.2.

          1.3. Liabilities Retained by the Company. Except as otherwise specifically provided in Section 1.2 above, the Buyer shall not by the execution and performance of this Agreement, or otherwise, assume, hold the Company harmless from or otherwise be responsible for any liability or obligation of any nature of the Company, or claims made with respect to any such liability or obligation, whether matured or unmatured, liquidated or unliquidated, fixed or contingent, or known or unknown, or arising out of occurrences prior to the Closing Date, including, without limitation, any of the following:

               (a) Current and Long-Term Liabilities. Current and long-term liabilities of the Company incurred in or as a result of the conduct of the Business prior to the Closing Date.

               (b) Breaches or Defaults. Any liability or obligation arising out of any occurrence or circumstance (whether known or unknown) which occurs or exists prior to the Closing Date and which constitutes, or which by lapse of time or delivery of notice (or both) would constitute, a breach or default under any lease, contract or other instrument or agreement of the Company (whether written or oral).

               (c) Adjustments to Contractual Allowances. Any liability or obligation arising out of any claims for credits, refunds, rebates, or other adjustments to contractual allowances for periods prior to the Closing Date.

               (d) Injury or Death. Any liability or obligation arising out of any injury to or death of any person or damage to or destruction of any property, whether based on negligence, breach of warranty, products liability, strict liability or any other theory
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arising out of occurrences prior to the Closing Date.

               (e) Governmental Requirements. Any liability or obligation arising out of any violation occurring prior to the Closing Date of the requirements of any governmental authority including, without limitation, requirements (i) relating to the reporting or payment of federal, state, local or foreign income, property or other taxes, and (ii) relating to federal contract compliance particularly including a current review by the Office of Federal Contract Compliance for the 1996 calendar year, or any ancillary state law claims.

               (f) Employees, Employee Benefit Plans or Fringe Benefit Programs. Any liability or obligation arising out of any employment relationship between the Company and any employee or former employee, employee benefit plan or any other fringe benefit program maintained by the Company or to which the Company contributes, or any contributions, benefits or liabilities therefor or any liability for the Company's withdrawal or partial withdrawal from, or termination of, any such plan or program; provided, that Buyer shall be liable for due and timely payment to the former employees of the Company of all amounts paid by the Company to Buyer pursuant to the provisions of
Section 6.2(g) of this Agreement as accrued vacation pay.

          1.4. Purchase Price.

               (a) The preliminary purchase price for the Assets, shall be

                    (i) For the Assets other than the Inventory, Thirty-One Million Dollars ($31,000,000); as adjusted for grain contracts as set forth on Schedule 1.4(a)(i).

                    (ii) For the Inventory, the amount determined by the Company and reported to the Buyer at least two (2) business days prior to the closing based on its books and records maintained in accordance with past practices, estimated to be the value of the Inventory on the Closing Date as categorized on Schedule 1.4 ("Estimated Inventory"). Such amount shall not exceed Eight Million Dollars ($8,000,000).

                    (iii) If the Closing Date is delayed for any reason other than (1) a second request from a governmental authority relating to the HSR Act filing, (2) on account of any action or inaction of the Company, or any affiliate or shareholder of any affiliate, including any shareholder of WLR Foods, Inc., (3) any action by any other bidder or potential bidder for the Assets, or (4) remediation or additional testing as may be required as a result of an updated Phase One site assessment, that is not reasonably handled through an escrow arrangement because of the potential magnitude of
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the possible remediation costs, beyond August 17, 1998, the purchase price shall be increased by Fifteen Thousand Dollars ($15,000) per day for any day that elapses until the Closing occurs, up to a maximum of Six Hundred Seventy-Five Thousand Dollars ($675,000).

                    (iv) If the Closing Date is delayed (1) on account of any action or inaction of the Company or any affiliate or shareholder of any affiliate, including any shareholder of WLR Foods, Inc. or (2) any action by any other bidder or potential bidder for the Assets, beyond August 17, 1998, the purchase price shall be decreased by Fifteen Thousand Dollars ($15,000) per day for any day that elapses until the Closing occurs, up to a maximum of Six Hundred Seventy-Five Thousand Dollars ($675,000).

               (b) The final purchase price shall be determined as follows: Within 30 days following the Closing Date, KPMG Peat Marwick ("KPMG") shall prepare and deliver to the Company and Buyer an audited schedule of the Inventory as of the commencement of business on the Closing Date ("Closing Date Inventory") according to generally accepted accounting principles, in accordance with past practices, consistently applied.

               (c)  The preliminary purchase price set forth in
Section 1.4(a)(ii) above shall be adjusted according to the following post-closing determinations (Post-Closing Adjustments):

                    (i)  The preliminary purchase price shall be
increased by the excess of Closing Date Inventory over Estimated
Inventory or decreased by the excess of Estimated Inventory over the Closing Date Inventory.

                    (ii) The preliminary purchase price shall be decreased by the accrued vacation pay as of the Closing Date.

               (d) During the ten (10) days following the Company's and Buyer's receipt of the Closing Date Inventory as required by
Section 1.4(b) and (c) hereof, the Buyer's auditors shall be permitted to review the Closing Date Inventory and working papers of KPMG related thereto. If any matter is in dispute and cannot be resolved in such ten (10) day period, both accounting firms shall, within an additional five (5) day period following expiration of Buyer's auditors' review period, submit the question or questions in dispute to a mutually agreed on neutral auditor (the "Neutral Auditor"), which shall resolve the dispute within ten (10) days after the question(s) are referred to them and whose decision shall be final and binding on all parties hereto.

     One business day after the earlier of the Company and Buyer agreeing on the Post Closing Adjustments or the final decision of the Neutral Auditor the payments described in Section 1.5 below shall
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occur (the Second Closing Date).  The costs of the Neutral Auditor, if any, shall be paid equally by Buyer and Company.

          1.5. Payment.

               (a) On the Closing Date, Buyer shall pay to or for the benefit of the Company, by wire transfer of immediately available funds, a sum equal to the preliminary purchase price as determined in
Section 1.4(a); and

               (b) On the Second Closing Date, if the preliminary purchase price, after making the Post-Closing Adjustments, (i) is increased, Buyer shall pay to or for the benefit of the Company, by wire transfer of immediately available funds, a sum equal to such excess or (ii) is decreased, the Company shall remit to Buyer, by wire transfer of immediately available funds, a sum equal to such deficiency.

          1.6. Allocation.    The Company and Buyer agree to allocate
the Purchase Price described in Section 1.5 in accordance with Internal Revenue Code Section 1060 on the Forms 8594 filed by both parties with the Internal Revenue Service as required by law. The allocation to those assets will be agreed upon before or after the Closing. The Buyer and the Company acknowledge and agree that the allocation to be made pursuant to this Section 1.6, and the following undertaking with respect to tax reporting will, have been specifically negotiated by the parties at arms' length and are a part of the basis of this Agreement. The Buyer and the Company covenant and agree that each shall prepare its federal, state and local income tax returns employing the allocation made pursuant to this Section 1.6 and shall not take a position in any tax proceeding, tax examination or otherwise inconsistent with such allocation. The Buyer and the Company shall give prompt notice to each other of the commencement of any tax examination or the assertion of any proposed deficiency or adjustment by any taxing authority or agency which challenges such allocation.


     2.   CLOSING.

          2.1. Closing Date. The closing of the transaction contemplated by the Agreement (the "Closing") shall take place at the offices of Wharton, Aldhizer and Weaver, in Harrisonburg, Virginia at 2:00 p.m. on the later of (a) August 17, 1998, or (b) the date that is two (2) business days following the termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act") or that date that the Closing occurs on pursuant to the next sentence (the "Closing Date").
Notwithstanding anything to the contrary in this Agreement, if the Closing does not occur by August 17, 1998, the parties shall continue
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to use their best reasonable efforts to close the transaction as soon as the party unable to close indicates to the other that it is ready to close, but in no event later than October 1, 1998. If a closing occurs on or before October 1, 1998, then there shall be no damages or claims, and the rights of the parties shall be governed by the provisions in Section 1.4(a)(iii) and (iv). Subject to provisions herein to the contrary, failure to consummate the purchase and sale contemplated herein on the date and time and at the place determined pursuant to this Section 2.1 will not result in the termination of the Agreement and will not relieve any party of any of its obligations herein; provided, however, that either party may terminate this Agreement as provided in Section 8. Upon satisfactory conclusion of the actions to be taken at the Closing, all actions to be so taken and all references in this Agreement to actions to have been taken at, prior to or as of the Closing shall be deemed to have occurred effective, in each case, at 5:00 p.m. EDT on the Closing Date.

          2.2. Closing Transactions. Subject to the conditions set forth herein, on the Closing Date, the parties hereto agree as follows:

               (a) The Company shall deliver to Buyer the various certificates, instruments and documents referred to in Section 6, and the Company will execute, acknowledge and deliver to Buyer:

                    (i)  Deeds to the Real Estate in form and
substance acceptable to Buyer conveying marketable title to the Real Estate with special warranty, and otherwise in the form of warranty deed customarily used for conveyance of North Carolina real property, but subject to easements, covenants, restrictions of record, and title exceptions which do not materially adversely affect the value, usability or marketability of title. The Company has previously delivered to Buyer copies of abstracts of title, previous title insurance policies or commitments, title opinions, certificates of title, deeds, surveys, or other such items in its possession evidencing the Company's ownership of the Real Estate (hereafter, the "Company's Title Material") and Buyer shall thereafter obtain, at Buyer's sole cost and expense, the commitment of a title insurance company selected by Buyer and licensed to conduct business in the State of North Carolina to issue title insurance with respect to the Real Estate;

                    (ii) A Bill or Bills Of Sale in form acceptable to Buyer conveying title to the Machinery and Equipment and Inventory in "as is" and "where is" condition;

                    (iii) Motor vehicle certificates of title to each vehicle or item of rolling stock listed on Schedule 1.1(e) duly executed and endorsed in blank to Buyer;
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                    (iv) As to contracts approved by Buyers, an
Assignment or Assignments conveying all of Company's right, title and interest in and to Pre-Paid Assets and Intangible Assets, contracts (including grain-to-arrive and grower contracts related to the Business) and other rights or Assets described in Sections 1.1(g) -
(i).

               (b) Buyer shall deliver to the Company the preliminary purchase price in cash, by wire transfer and an Assumption Agreement or Agreements providing for Buyer's assumption of the Assumed
Liabilities and any other obligations pertaining to the Assets which Buyer agrees in writing to assume after the Closing Date.

               (c) Buyer shall take possession of the Assets on the Closing Date.


     3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Buyer as follows regarding the Assets and the Business.

          3.1. Organization, Power and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia with all corporate power and authority, including possession of all material licenses, permits and authorizations, necessary to own and operate the Assets. The Company is qualified to transact business in the State of North Carolina.

          3.2. Authorization of Transaction. The execution, delivery and performance by the Company of this Agreement and each instrument contemplated by this Agreement, and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action of the Company. This Agreement is a valid and binding obligation of the Company, and each instrument contemplated by this Agreement, when executed and delivered by the Company in accordance with the provisions hereof, will be a valid and binding obligation of the Company, in each case enforceable against the Company in accordance with its terms (except as such enforceability may be limited by applicable principles of equity or creditors' rights laws.) Neither the execution and delivery of this Agreement and each instrument contemplated by this Agreement, nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws of the Company, (b) cause a default (or an event which, with notice or lapse of time or both, would constitute a default) in the terms, conditions or provisions of any material obligation (or obligations which in the aggregate would be material) to which the Company is a party or by which the Assets are bound, (c) except as expressly waived in writing by Buyer, violate any judgment,
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order or award of any court, administrative agency or governmental body against or binding upon the Company or the Assets, or (d) except as expressly waived in writing by Buyer, constitute a violation by the Company of any law or regulation of any jurisdiction as it relates to the Company, the Business, or the Assets.

          3.3. Compliance with Laws. To the best of its and their knowledge, the Company and its officers and directors have complied with all applicable laws, regulations, and ordinances, whether federal, state or local, which affect the Assets or the operation of the Business and to which the Company or any of its directors and officers may be subject, with which the failure to comply would effect, adversely, the Company, the Assets or the Business, and no claims have been filed against the Company alleging a violation of any such laws, regulations, or ordinances. Except as set forth in
Schedule 3.3, there is no order issued nor, to the best knowledge of the Company, is any investigation or proceeding pending or notice served nor are any threatened, with respect to any violation of any law, ordinance, order, writ, decree, rule or regulation issued by any federal, state or local court or governmental agency or instrumentality to which the Company is or the Assets are subject.

          3.4. Environmental.

               (a)  Compliance with Laws.  Except as set forth in
Schedule 3.4(a), to the best knowledge of the Company, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans relating to the Business which are reasonably likely to fail to comply with, or might interfere or prevent compliance with, environmental laws, including applicable rules and regulations, or might give rise to any common law or legal liability, including, without limitation, liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or similar state or local laws, or otherwise form the basis of any legal action or proceeding based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste. The Company has all necessary governmental permits for the Business, including, without limitation, those necessary for the disposal of waste and waste water.

               (b)  Underground Storage Tanks.  Except as set forth in
Schedule 3.4(b), the Company has not installed any underground storage tanks on the Real Estate and to the best knowledge of the Company there are no underground storage tanks located on the Real Estate.
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          3.5. Undisclosed Liabilities.  As to material liabilities, the Company is not liable for or subject to any liabilities associated with the Assets, except (a) liabilities specifically disclosed on
Schedule 3.5, or (b) liabilities under any contract, commitment, or agreement specifically disclosed on any schedule to this Agreement. For purposes of this provision, materiality shall be Twenty-Five Thousand Dollars ($25,000).

          3.6. Governmental Authorities and Consents. Except as provided in Schedule 3.6, the Company is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement and the other agreements contemplated hereby to which the Company is a party or in connection with the consummation of the transactions contemplated hereby or thereby. Other than as listed on Schedule 3.6, no consent, approval or authorization of any governmental or regulatory authority is required to be obtained by the Company in connection with its execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which the Company is a party or in connection with the transactions contemplated hereby or thereby.

          3.7. Inventory. All inventory currently located at the Business and at the growout and breeder farms listed on Schedule 1.1(f) is of a quality and quantity usable or salable in the ordinary course of business of the Company consistent with past practice at prices at least equal to the lower of cost or market value thereof as reflected on the financial statements of the Company. Proper recognition has been given to appropriate mark-downs for unusable or unsalable inventory. As of the Closing Date, the Inventory and all supplies used in connection with the Business will consist in all material respects of items of quality and quantity normally maintained on hand in connection with the Business, subject, however, to changes due to seasonality and changes in business demand.

          3.8. Ownership of Assets. Except as set forth on Schedule 3.5, the Company is the owner of the Assets (except leased assets), and has good and marketable title to all of the Assets, free and clear of any lien, charge or other encumbrance, except for: (a) statutory liens for current taxes or assessments not yet due or delinquent, and
(b) inchoate mechanics', carriers', workers', repairers', warehousers' and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company, none of which are of character, amount or extent which materially detract from the value, or interfere with respect to the properties subject thereto. By virtue of the deliveries to be made at the Closing, Buyer will obtain good and marketable title to the Assets, free and clear of all liens, mortgages, pledges, encumbrances, security interests, charges and
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equities of any nature whatsoever except, with respect to the Real
Estate, such defects as an accurate survey would show and except for those (if any) shown in the examination of title which do not effect the value, usability or marketability of title.

          3.9. Absence of Certain Events.  Except as set forth in
Schedule 3.9 or specifically disclosed on any other schedule to this Agreement, since June 1, 1998, the Company has not:

               (a) Sold, assigned or transferred any of the Assets or properties except in the ordinary course of business consistent with past practice;

               (b) Suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the Assets.

          3.10.     Legal Proceedings.  Except as set forth on
Schedule 3.10, there are no disputes, claims, actions, suits or proceedings, arbitrations or investigations, either administrative or judicial, pending or, to the knowledge of the Company, threatened or contemplated, by or against or affecting the Company, at law or in equity or otherwise, before or by any court or governmental agency or body, domestic or foreign, or before an arbitrator of any kind that will have an adverse effect on the Assets. Except as disclosed on
Schedule 3.10, the Company has no knowledge of any state of facts or occurrence of any event that might reasonably form the basis of any claim against the Company which might have an adverse effect on the Assets.

          3.11.     Schedules of Material Contracts.  Set forth on
Schedule 3.11 are complete and accurate lists of the following as of the date hereof:

               (a) All franchises, licenses, permits, easements, rights and other authorizations which are owned, possessed or used by the Company for the purpose of using or operating the Assets;

               (b) All contracts, commitments or agreements, including without limitation, lease agreements, to which the Company is a party which might materially affect the Assets. Except as may be disclosed on any such schedule, the Company has no knowledge of any breach or default, or claimed or alleged breach or default, by the Company or any other party under any term or provision of any material contract, commitment, agreement, plan, authorization, instrument or other document listed on any such schedule, and to the knowledge of the Company, no event has occurred which with the passage of time or the giving of notice or both would constitute a breach or default by the Company or any other party thereunder.
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          3.12.     Highly Paid Contractors.  Exclusive of all
growers, Schedule 3.12 sets forth a complete list of the names and annual payment to all independent contractors of the Company who contract with the Business and whose payment is in excess of Seventy-Five Thousand Dollars ($75,000) per annum.

           3.13. Brokerage. There are no claims for brokerage commission, finders fees or similar compensation in connection with the transaction contemplated by this Agreement based on any arrangements or agreements made by or on behalf of the Company, except for the obligation of the Company to pay the fees of Nesbitt Burns Securities, Inc.

          3.14. Employees. Except as set forth on Schedule 3.14, to the best of the Company's knowledge, no key employee and no group of employees or independent contractors of the Company employed at the Business has any plans to terminate his or her employment or relationship as an independent contractor with the Company. Except as set forth on Schedule 3.14, to the best of the Company's knowledge, the Company has complied with all applicable laws relating to the employment of personnel and labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes, and the Immigration Reform and Control Act of 1986. The Company is not a party to nor bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, unfair labor practices claims or other material employee or labor disputes. To the best of the Company's knowledge, none of its employees located at the Business is actively seeking or soliciting petitions for a vote concerning representation by a labor union.

          3.15. Taxes. Except as provided in Schedule 3.15, all taxes, fines, and expenses levied or assessed against the Business for all taxable years of the Company, up to and including the Closing Date (regardless of when same are due and payable), have been paid or will be paid when due by the Company.

          3.16. All Assets. Except for those Assets specifically excluded from this sale, which Assets are listed on Schedule 3.16, the Assets constitute all of the assets and properties of every kind and nature owned by the Company or in which the Company has any interest which are located at or used in connection with the Business.


     4. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to the Company as follows:

          4.1. Organization and Corporate Power. Case Foods is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and
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authority to enter into this Agreement and the other agreements contemplated hereby to which it is a party and to perform its obligations hereunder and thereunder. Case Farms is a L.L.C. duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to enter into this Agreement and the other agreements contemplated hereby to which it is a party and to perform its obligations hereunder and thereunder. At Closing, the purchasers of the Assets will be qualified to transact business in the State of North Carolina.

          4.2. Authorization of Transaction. The execution, delivery and performance by the Buyer of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action of the Buyer. This Agreement is a valid and binding obligation of the Buyer, and each instrument contemplated by this Agreement, when executed and delivered by the Buyer in accordance with the provisions hereof, will be a valid and binding obligation of the Buyer, in each case enforceable against the Buyer in accordance with its terms (except as such enforceability may be limited by applicable principles of equity and creditors' rights laws.) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws of the Buyer, (b) except as expressly set forth on Schedule 4.2, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) in the terms, conditions or provisions of any material obligation (or obligations which in the aggregate would be material) to which the Buyer is a party or by which Buyer is bound, (c) violate any judgment, order or award of any court, administrative agency or governmental body against or binding upon the Buyer, or (d) constitute a violation by the Buyer of any law or regulation of any jurisdiction as relates to it or its assets.

          4.3. No Violation. Except as provided on Schedule 4.3, Buyer is not subject to or obligated under its certificate of incorporation, its by-laws, any applicable law, or rule or regulation of any governmental authority, or any agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement and the other agreements contemplated hereby to which Buyer is a party.

          4.4. Governmental Authorities and Consents. Buyer is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement and the other agreements contemplated hereby to which Buyer is a party or in connection with the consummation of the transactions contemplated hereby or thereby, except as provided on
Schedule 4.4. Except as provided on Schedule 4.4, no consent, approval or authorization of any governmental or regulatory authority is required to be obtained by Buyer in connection with its execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which Buyer is a party or in connection with the transactions contemplated hereby or thereby.

          4.5. Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to Buyer's knowledge, threatened against or affecting Buyer at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Buyer's performance under this Agreement and the other agreements contemplated hereby to which Buyer is a party or the consummation of the transactions contemplated hereby or thereby.

          4.6. Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangements or agreements made by or on behalf of the Buyer.

          4.7. Financing. Buyer has either simultaneously or previously executed financing commitments which, with its available cash, when such financings are closed, would provide sufficient funds to close this transaction as early as August 10, 1998.

          4.8. Due Diligence. Buyer has conducted business, legal and environmental due diligence of the Company and is satisfied with the results obtained therefrom to date. Other than the fact that Buyer is completing its financing arrangements, Buyer is unaware of any facts or circumstances (either now existing or anticipated in the future) which could prohibit it from consummating the transactions contemplated by this Agreement or would cause Buyer to seek to terminate or modify in any way the terms of this Agreement.


     5.   CONDUCT AND TRANSACTIONS PRIOR TO THE CLOSING DATE.

          5.1. Operation of the Business of Company. The Company agrees that from the date hereof until Closing, except as otherwise provided below, it will operate the Business substantially as presently operated and only in the ordinary course, and, consistent with such operation, it will (i) maintain the Assets in good repair, order and condition, reasonable wear and tear excepted; (ii) maintain in full force and effect all licenses, permits, easements and rights and other authorizations currently in effect; (iii) use its best efforts to maintain in full force and effect the insurance policies and binders currently in effect; (iv) use its best efforts to keep available the services of its present employees at the Business and to maintain its relations and goodwill with its contract growers and suppliers; (v) promptly advise Buyer in writing of the threat or commencement of any dispute, claim, action, suit or proceeding, arbitration or investigation when the amount claimed is $250,000 or more in the aggregate or the occurrence of any development of a nature that is or may be materially adverse to the Assets, (vi) not propose or take any action which would make any representation or warranty in
Section 3 hereof untrue; and (vii) maintain salaries, bonuses and other compensation levels of employees located at the Business as of the date hereof except to the extent such salaries, bonuses and other compensation levels may increase in the ordinary course of the Company s business.

          5.2. Required Approvals. As promptly as practicable after the date of this Agreement, the Company will make all filings required to be made by it in order to consummate the contemplated transaction (including all filings under the HSR Act). Between the date of this Agreement and the Closing Date, the Company will (a) cooperate with Buyer with respect to all filings that Buyer is required to make in connection with the contemplated transaction, and (b) cooperate with Buyer in obtaining all consents necessary, including taking all actions requested by Buyer to cause early termination of any applicable waiting period under the HSR Act.

          5.3. Bulk Sales. Buyer hereby waives compliance by the Company with the provisions of any so-called bulk transfer laws in connection with the sale of the Assets. The Company shall furnish to Buyer at Closing an affidavit confirming that it has paid or made arrangements for the payment of its creditors.

          5.4. Risk of Loss. The risk of loss, damage, or destruction of or to any of the Assets shall from and after the execution of this Agreement until the Closing Date remain with the Company, which shall, at its own cost and expense, maintain in force all insurance coverage on the Assets in effect on the date of this Agreement until the Closing Date. If any material loss, damage, or destruction occurs, the Company shall promptly notify Buyer, including all particulars thereof and assign or substitute insurance proceeds for any damaged Assets, with the Company bearing any out-of-pocket cost or deductible to restore the Assets to their pre-loss condition. If the Assets are damaged by fire or other casualty to such an extent that the operation of the Business is substantially interrupted, Buyer may, at its option, terminate this Agreement by written notice to the Company.

          5.5. Employees and Growers; Access. The Buyer's interest in acquiring the Assets is based in part on the availability to Buyer of an assembled work force and growers. The Company shall cooperate in good faith with and assist Buyer, from and after the signing of this Agreement, as Buyer may reasonably request, in transferring to Buyer's employment such of the personnel located at the Business as Buyer may elect to retain, and in contracting with the growers identified on
Schedule 1.1(i). Prior to or at the time of Closing, Buyer and the Company shall send a joint written notice, after such notice has been approved by both parties, to each of the employees located at the Business informing each such employee of the transactions contemplated by this Agreement. The Company shall cooperate in good faith in providing Buyer's representatives, from and after the signing of this Agreement, as Buyer may reasonably request, access to the Company's personnel and Assets.

          5.6. Payment of Obligations. The Company shall have paid in full, or made arrangements for payment in full, all amounts due under all contracts, commitments or agreements, including without limitation, lease agreements for services rendered or goods supplied or for the use of property, prior to the Closing Date and shall have satisfied in full all of its obligations and liabilities due thereunder as of the Closing Date. The Company shall use its best efforts, to the extent possible, to obtain any necessary consents to the assignment of such contracts, commitments, and agreements so that, if Buyer elects, they may be duly and property assigned to Buyer at the Closing, without cost to Buyer.


     6.   CONDITIONS PRECEDENT.

          6.1. Conditions Precedent to Buyer's Obligations. All obligations of Buyer to consummate this Agreement are subject to the fulfillment, prior to or as of the Closing, of each of the following conditions and the receipt of the following documents in addition to those set forth in Section 2.2 and the affidavit referred to in
Section 5.3 (subject to the right of Buyer to waive such requirement):

               (a) Certificate as to Representations, Warranties and Covenants. All of the representations and warranties of the Company contained in this Agreement or in any certification, schedule, list, certificate or document delivered pursuant to the provisions hereof shall be true at Closing Date as though such representations and warranties were made on such date, (except to the extent stated therein to be true as of some other date and except to reflect changes permitted or contemplated by this Agreement) and the Company shall have executed, performed and complied with all agreements and conditions required by this Agreement to be executed, performed or complied with by it, and the Company shall deliver to Buyer a certificate signed by its secretary to such effect.

               (b) Certificate as to Corporate Authority. A copy of the appropriate board and shareholder's resolutions of the Company authorizing the execution and performance of this Agreement and all necessary documents to consummate this Agreement as certified by its secretary shall be delivered at Closing.

               (c) Opinion of Counsel. The Company shall have delivered to Buyer an opinion of counsel, dated as of the Closing Date and in substantially the same form as set forth in Schedule 6.1(c).

               (d) Government Filings. All governmental filings, authorizations and approvals which would effect, materially and adversely, the Assets or the Business, that are required for the consummation of the transactions contemplated hereby and the continued operation of the Business thereafter, shall have been duly made and obtained including, without limitation, all filings under the HSR Act, and pursuant to any rules or regulations promulgated by the U.S. Food and Drug Administration and the U.S. Department of Agriculture, and copies of each of the foregoing shall have been delivered to Buyer.

               (e) Legal Action. There shall be no pending or threatened legal action or inquiry by any party other than Buyer or the Company which challenges the validity or legality of or seeks or could reasonably be expected to prevent, delay or impose material and adverse conditions on the consummation of the transaction contemplated by this Agreement.

               (f) Lien Terminations. Buyer shall have received terminations of all security interests in, and releases of all liens on, the Assets, including, but not limited to, UCC Termination
Statements.

               (g) Affidavits. Buyer shall have received from the Company a FIRPTA affidavit of the Company as to the Company's status as a domestic corporation, and an affidavit of the Company sufficient for a title insurance company to rely on to eliminate any exception to an owner's policy of title insurance for the Real Estate for mechanics', laborers', materialmen's, workers', repairers' or other similar liens.

               (h) Output Contract. The Company shall have entered into the contract referred to in Section 6.2(f) hereof.

               (i) Hatching Egg Contract. The Company shall have entered into the contract referred to in Section 6.2(g) hereof.

               (j) Other. Buyer shall have received each other document required to be delivered to Buyer hereunder.

          6.2. Conditions Precedent to Company's Obligations. All obligations of the Company to consummate this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions and the receipt of the following documents, in addition to those set forth in Section 2.2 (subject to the right of the Company to waive such requirement):

               (a) Certificate as to Representations and Warranties. All of the Buyer's representations and warranties contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true as of the Closing Date as though such representations and warranties were made on such date (except to the extent that it is stated herein to be true as of some other date and except to reflect changes permitted or contemplated by this Agreement), and Buyer shall have executed, performed and complied with all agreements and conditions required by this Agreement to be executed, performed or complied with by it and the Buyer shall deliver to the Company a certificate signed by its secretary to that effect.

               (b) Certificate as to Corporate Authority. A copy of the appropriate resolutions or other documents of Buyer ratifying or authorizing the execution and performance of this Agreement and all necessary documents to consummate this Agreement as certified by its secretary or manager shall be delivered at Closing.

               (c) Opinion of Counsel. Buyer shall have delivered to the Company an opinion of counsel for Buyer, dated as of the Closing Date, in substantially the same form as set forth on Schedule 6.2(c).

               (d) Government Filings. All governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby and the continued operation of the Business thereafter, shall have been duly made and obtained on terms satisfactory to the Company, including, without limitation, all filings under the HSR Act, and pursuant to any rules or regulations promulgated by the U.S. Food and Drug Administration and the U.S. Department of Agriculture, and copies of each of the foregoing shall have been delivered to the Company.

               (e) Covenants and Agreements. Buyer shall have executed, performed and complied in all material respects with all of the covenants and agreements required to be executed and performed by it under this Agreement on or prior to the Closing.

               (f) Output Contract. The Buyer shall have entered into a contract agreeing to sell a portion of the product output from the Business to the Company, all as set forth in the attached agreement identified as Schedule 6.2(f).

               (g) Hatching Egg Contract. The Buyer shall have entered into a contract agreeing to sell hatching eggs to the Company, all as set forth in the attached agreement identified as Schedule
6.2(g).

               (h) Employee Arrangements. As of the Closing Date all of the employees of the Business shall be terminated, and no less than ninety-five percent (95%) of such terminated employees shall be rehired by the Buyer in the same positions and at the same level of wages and/or salary and without having incurred a termination of employment or separation from service; provided, however, except as may be specifically required by applicable Law or any Contract, neither Buyer nor the Company shall be obligated to continue any employment relationship with any employee for any specific period of time or on any specific terms.


     7.   INDEMNIFICATION BY THE COMPANY

          7.1. Indemnification by the Company.

               (a) The Company agrees to indemnify, defend and hold Buyer, its officers, directors, stockholders, agents and assigns harmless from and against any and all claims, losses, liabilities, damages or expenses (including, but not limited to, reasonable attorney fees) which Buyer incurs by reason of, (i) the breach or nonfulfillment of, or the misrepresentation of any fact set forth in, any representation or warranty made by the Company herein or the omission in any such representation or warranty of any statement of fact necessary to make such representation or warranty not misleading, but giving effect to any supplemental disclosure, as certified in writing by the Company and delivered to Buyer one business day prior to Closing, expressly identifying a condition, warranty or representation not to be satisfied; (ii) any failure by the Company prior to Closing, to perform any obligation or duty required to be performed by it under any provision of this Agreement; (clauses (i) and (ii), hereof being collectively referred to herein as the "Buyer Losses"); (iii) the failure by the Company to fulfill any and all of its liabilities not expressly assumed by Buyer under Section 1.2 of this Agreement; and (iv) any damages arising out of the conduct of the Business by the Company prior to the Closing Date; provided, that damages arising out of the condition of the Assets are not within the meaning of the phrase "damages arising out of the conduct of the Business" and that such damages arising out of the condition of the Assets are indemnifiable, if at all, pursuant to the provisions of the preceding clause (i). For purposes of this section only, Buyer Losses shall include losses described in this Section 7.1(i) which would not be deemed material as that term is used in many of the representations, covenants and warranties contained herein. Except for liabilities under Section 7.1(a)(iii), the Company shall not have liability under this Agreement unless and until the aggregate of all Buyer Losses exceeds Two Million Dollars ($2,000,000.00) (the "Minimum Amount") in which event the Company shall be liable for Buyer Losses in excess of fifty percent (50%) of the Minimum Amount or One Million Dollars ($1,000,000); and, provided further, that the total aggregate liability of the Company for indemnification under this Section shall not exceed the total purchase price paid to the Company under this Agreement.

               (b) Notwithstanding anything contained herein to the contrary, the Company's indemnification obligations hereunder shall terminate upon the one (1) year anniversary of the Closing Date (except (i) in respect of matters for which Buyer has given Company notice prior to such date, (ii) the representations made in Section
3.15 regarding taxes, and (iii) the indemnification obligation under
Section 7.1(a)(1)(iii) and (iv)) provided that such indemnification obligation shall expire and not be applicable with respect to any liability arising out of any cause of action the statute of limitations (giving effect to any extension thereof) of which has expired prior to such anniversary.

          7.2. Indemnification by Buyer.

               (a) Buyer represents and hereby agrees to indemnify, defend and hold the Company and its respective officers, directors, stockholders, agents and assigns (collectively the "Company Indemnities") harmless from and against any and all claims, losses, damages or expenses (including, but not limited to, reasonable attorney fees) which the Company Indemnities incur by reason of, (i) the breach or nonfulfillment of, or the misrepresentation of any fact set forth in, any representation or warranty made by Buyer herein or the omission of any representation or warranty of any statement of fact necessary to make such representation or warranty not misleading;
(ii) any failure by Buyer prior to Closing to perform any obligation or duty required to be performed by it under any provision of this Agreement (clauses (i) and (ii) hereof being collectively referred to as the "Seller Losses"); and (iii) the failure by the Buyer to fulfill any and all of its liabilities assumed by Buyer under Section 1.2 of this Agreement, and (iv) any liabilities or obligations of the Buyer arising out of the conduct of the Business subsequent to the Closing Date. Except for liabilities under Section 7.2(a)(iii) and (iv), Buyer shall not have liability under this Agreement unless and until the aggregate of all Seller Losses exceeds the Minimum Amount set forth in the preceding Section 7.1(a), in which event Buyer shall be liable for Seller Losses in excess of fifty percent (50%) of the Minimum Amount or One Million Dollars ($1,000,000).

               (b) Notwithstanding anything contained herein to the contrary, Buyer's indemnification obligations hereunder shall terminate upon the one (1) year anniversary of the Closing Date, (except (i) in respect of matters for which the Company Indemnities have given Buyer written notice prior to such date, and (ii) the indemnification obligation under Section 7.2(a)(iii) and (iv)); provided, however, that such indemnification obligation shall expire and not be applicable with respect to any liability arising out of a cause of action the statute of limitations (giving effect to any extensions thereof) of which has expired prior to such anniversary.

          7.3. Third Party Claims. If any legal proceedings shall be instituted or any claim is asserted by any third party in respect of which the Company on the one hand, or Buyer on the other hand, may be entitled to indemnity hereunder (including claims related to liabilities not assumed by Buyer hereunder), the party asserting such right to indemnity shall give the party from whom indemnity is sought prompt written notice (within 15 days) thereof. A delay in giving notice shall only relieve the recipient of liability to the extent the recipient suffers actual prejudice because of the delay. The party from whom indemnity is sought shall have the right, at its option and expense, to participate in the defense of such a proceeding or claim, but not to control the defense, negotiation or settlement thereof, which control shall at all times rest with the party asserting such right to indemnity, unless the proceeding or claim involves only money damages, not an injunction or other equitable relief, and unless the party from whom indemnity is sought (a) irrevocably acknowledges in writing complete responsibility for and agrees to indemnify the party asserting such right to indemnity, and (b) furnishes satisfactory evidence of the financial ability to indemnify the party asserting such right to indemnity, in which case the party from whom indemnity is sought may assume such control through counsel of its choice and at its expense, but the party asserting such right to indemnity shall continue to have the right to be represented, at its own expense, by counsel of its choice in connection with the defense of such a proceeding or claim. If the party from whom indemnity is sought does not assume control of the defense of such a proceeding or claim, the entire defense of the proceeding or claim by the party asserting such right to indemnity, any settlement made by the party asserting such right to indemnity, and any judgment entered in the proceeding or claim shall be deemed to have been consented to by, and shall be binding on, the party from whom indemnity is sought as fully as though it alone had assumed the defense thereof and a judgment had been entered in the proceeding or claim in the amount of such settlement or judgment, except that the right of the party from whom indemnity is sought to contest the right of the other to indemnification under this Agreement with respect to the proceeding or claim shall not be extinguished. If the party from whom indemnity is sought does assume control of the defense of such a proceeding or claim, it will not, without the prior written consent of the party asserting such right to indemnity, settle the proceeding or claim or consent to entry of any judgment relating thereto which does not include as an unconditional term thereof the giving by the claimant to the party asserting such right to indemnity a release from all liability in respect of the proceeding or claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such proceeding or claim.

          7.4. Reimbursement. The indemnifying party shall pay the indemnified party in immediately available funds promptly after the indemnified party provides the indemnifying party (i) with written evidence of entry of a final order by a court of competent jurisdiction which is not appealable or is a final settlement of a claim; or (ii) if sooner, with written notice of a claim hereunder in which the parties reasonably agree that there is a reasonable basis for such claim.


     8.   TERMINATION.

          8.1. Termination. Notwithstanding anything contained herein to the contrary, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

               (a)  By mutual consent of the Company and Buyer;

               (b) By the Company if any of the conditions set forth in Section 6.2, shall have become incapable of fulfillment and shall not have been waived by the Company;

               (c)  By Buyer in accordance with the provisions of
Section 5.4, or if any of the conditions set forth in Section 6.1, shall have become incapable of fulfillment and shall not have been waived by Buyer.

               (d) By either Buyer or the Company if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before September 22, 1998, or such later date as the parties may agree upon. Such termination shall not in any way limit, restrict or relieve any party of liability for any breach of this Agreement.

     Neither the Company nor Buyer shall be entitled to terminate this Agreement if such party's willful breach of this Agreement has prevented the satisfaction of the conditions contained herein.

     If this Agreement is terminated pursuant to paragraph (a) of this Section, all provisions of this Agreement except Section 10.9 shall become void without any liability on the part of any party. If this Agreement is terminated pursuant to paragraphs (b), (c) or (d) of this Section, all rights and remedies available to each party hereunder, and at common law, and all other provisions hereof related thereto shall survive termination to the extent required so that any party responsible for any breach or nonperformance of its obligations hereunder prior to termination shall remain liable for the damages resulting therefrom, including reasonable attorney's fees and costs incurred by the non-breaching party as a result of such breach or nonperformance.


     9. POST CLOSING ACTIONS. The following events shall occur after the Closing Date:

          9.1. Continuing Assistance. The parties hereto shall cooperate in executing such documents, exchanging any instruments or information, and taking such additional actions including any lawful and reasonable arrangement to provide that Buyer shall receive the benefits under any item listed on Schedule 1.1(i) not assigned at the Closing by reason of the failure to obtain a required consent or because it was not assignable, as may be necessary after the Closing to complete transactions contemplated in this Agreement and any transactions related thereto.

          9.2 Tax Matters. Except for the specific allocations contained in Section 10.9, all duly incurred and assessable taxes and fees, of whatever nature or amount, including penalties and interest, incurred by the Buyer or the Company in connection with the transactions contemplated in this Agreement shall be paid by the responsible party and the Buyer and the Company, as the case may be, agree, it shall, at its own expense, file all necessary tax returns of whatsoever nature with respect to the transactions contemplated by this Agreement.

          9.3  Employees.   The Company agrees not to hire, solicit or
make an offer of employment to any former Company employees hired by Buyer during a period beginning on the Closing Date and extending one hundred eighty (180) days later.

     Except for the specific benefits set forth below for severance pay and vacation pay, for the period beginning on the Closing Date and ending six (6) months thereafter (the Final Date), Buyer shall provide to the employees of the Company employee benefits (including without limitation, welfare plan and pension plan benefits) which are substantially similar to either (i) those benefits provided to similarly-situated employees of Buyer and its affiliates from time to time or (ii) those benefits which are provided to the employees of the Company immediately prior to the Closing Date. To the extent any employee benefit plan, program or policy of Buyer or its affiliates that is substantially similar to the benefits provided by the Company is made available to any person who is an employee of the Buyer as of the Closing Date: (i) continuous service with the Company as reflected on its books and records by any employee prior to the Closing Date shall be credited for eligibility and vesting purposes and additional benefits tied to periods of service under such plan, program or policy; and (ii) with respect to any welfare benefit plans under which such employees may become eligible, Buyer shall cause such plans to provide credit for any co-payments or deductibles by such employees during the current plan year of the Company and waive all waiting periods, other than waiting periods that have not been satisfied under any welfare plans maintained by the Company for its employees prior to the Closing Date.

               (a) Severance Pay. Any employee of the Company immediately prior to the Closing Date whose employment with the Buyer is terminated without cause during the period beginning on the Closing Date and ending on the Final Date, shall receive severance pay in accordance with the Company's income assistance plans for salaried employees and clerical employees determined as if employees were still with the Company through the Final Date.

               (b) Vacation Pay. Schedule 9.3(b) sets forth the accrued vacation pay for all employees being rehired by the Buyer. Buyer agrees to abide by the Company's vacation policy, at a minimum, until the commitments identified in Schedule 9.3(b) are satisfied.


     10.  MISCELLANEOUS.

          10.1. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, postage prepaid, telecopied (with copy to follow) or delivered against receipt to the party to whom it is to be given at the following address or telecopy number (or such other address or telecopy number as the party shall have furnished in writing in accordance with the provisions of this Section.

               (a)  If to the Company, at:

                         Wampler Foods, Inc.
                         P.O. Box 7000
                         Broadway, VA  22815-7000
                         Attention: James L. Keeler, President
                         Telecopy: (540) 896-0498
                    with a copy to:

                         Wharton, Aldhizer & Weaver, P.L.C.
                         100 S. Mason Street
                         Harrisonburg, VA  22801
                         Attention:  John W. Flora, Esquire
                         Telecopy:  (540) 434-5502

               (b)  If to Buyer at:

                         Case Farms, L.L.C.
                         Case Foods, Inc.
                         P.O. Box 729
                         385 Pilch Road
                         Troutman, NC  28166-0729
                         Attention:  Michael Popowycz
                         Telecopy:  (704) 528-4277

                    with a copy to:

                         Joseph D. Carney, Esquire
                         2001 Crocker Road
                         440 Gemini Tower II
                         Cleveland, OH  44145-1954
                         Telecopy:  (440) 892-4147

     Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party's address which shall be deemed given at the time of receipt thereof.

          10.2. Entire Agreement. This Agreement (including the schedules annexed hereto or referred to herein) and the collateral agreements executed in connection with the consummation of the transactions contemplated hereby contain the entire agreement between the parties with respect to such transactions and supersede all prior agreements, written or oral, with respect thereto.

          10.3. Waivers and Amendment. This Agreement may be amended and the terms hereof may be waived only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

          10.4. Specific Performance. The Company acknowledges that the Assets are unique and recognizes and reaffirms that in the event of a breach of the Agreement by the Company, money damages may be inadequate and Buyer may have no remedy at law. Accordingly, the Company agrees that Buyer shall have the right, in addition to other rights and remedies existing in its favor, to enforce its rights and the Company's obligations hereunder not only by an action for damages, but also by an action for specific performance, injunctive relief and/or other equitable relief.

          10.5. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Virginia applicable to agreements made and to be performed entirely within Virginia.

          10.6. Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives. This Agreement is not assignable without the prior written consent of the non-assigning party, except that Buyer shall have the right, upon notice to the Company prior to the Closing but without obtaining its consent, to assign Buyer's rights (but not its obligations), and/or allocate the assets to be purchased, under this Agreement to any entity (or entities) which is in control of, controlled by, or under common control with, Buyer.

               (a)  In addition,

                    (i) Buyer may assign its rights (but not its obligations) under this Agreement for collateral security purposes to any lenders providing financing to Buyer or any of its affiliates or subsidiaries, and any such lender may exercise all of the rights and remedies of the Buyer hereunder; and

                    (ii) Buyer may assign its rights under this Agreement, in whole or in part, to any subsequent purchaser of the Buyer, or any of its subsidiaries, or any of their divisions or any material portion of their assets (whether such sale is structured as a sale of stock, a sale of assets, a merger or otherwise).

          10.7. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

          10.8. Severability of Provisions. If any provision or any portion of any provision of this Agreement or the application of any such provision or any portion thereof to any person or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions or portion of such provisions as is held invalid or unenforceable to persons or circumstances, other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

          10.9 Expenses. Except as otherwise provided below, the Company and Buyer shall pay all of their own fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, accountants, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of the letter of intent between the parties, this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby. The Company will pay Twenty-Two Thousand Five Hundred Dollars ($22,500) of the HSR Act filing fee and Buyer will pay the balance. Any documentary stamps, recording costs, or realty transfer taxes shall be shared and paid equally by Buyer and the Company. Any sales and use taxes levied on this transaction shall be paid by Buyer. All wages, bonuses, sales commissions and any and all other obligations owing from the Company to any of its employees, except for accrued vacation pay owing from the Company to any of its employees who enter Buyer's employ, will be paid by the Company to its employees at or before Closing. All rents, telephone, heat, power and water bills, taxes and assessments and other such like items and operating expenses for the Assets shall be allocated or prorated, as appropriate, as of midnight the date of Closing on the basis of the number of days of the tax year, calendar year or service period which has elapsed as of such time. All utility deposits shall be refundable to the Company by the utility. The provisions, allocations and adjustments contemplated by this Section 10.9 shall be made insofar as possible at the Closing with a final accounting and cash payment, if required, made within ninety (90) days following the Closing and settled at such time or as soon as practical thereafter. The determination of when any party, or which party, has incurred any such expense shall be made in a manner consistent with past billing and employment practices.

          10.10. Captions. All section titles or captions contained in this Agreement or in any schedule annexed hereto or referred to herein are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement. All references herein to sections shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

          10.11. Waiver Of Jury Trial. As a specifically bargained inducement for each of the parties to enter into this Agreement (each party having had opportunity to consult counsel), each party expressly waives the right to trial by jury in any lawsuit or proceeding relating to or arising in any way from this Agreement or the transactions contemplated herein.

          10.12. Consent To Jurisdiction. The parties agree that any action brought by any party pursuant to this Agreement shall be brought solely in any federal or state court located in Rockingham County, Virginia. By execution and delivery of this Agreement, each party irrevocably submits to the jurisdiction of such courts for itself and in respect of its property with respect to such action.
The parties irrevocably agree that venue would be proper in such court, and hereby waive any objection that such court is an improper or inconvenient forum for the resolution of such action. The parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

          10.13. No Strict Construction. The parties hereto have participated jointly in the negotiation of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as negotiated jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

          10.14.    Insolvency or Bankruptcy of Buyer.
Notwithstanding anything to the contrary contained herein, in the event that prior to the Closing Date (i) Buyer shall make an assignment for the benefit of creditors, shall file a voluntary petition in bankruptcy, or shall be adjudicated bankrupt or insolvent, or shall file any petition or pleading seeking or consenting to any reorganization or similar relief under any present or future Bankruptcy Act or similar law and (ii) the Buyer shall be in material breach of any of its obligations to the Company under this Agreement, then in addition to, and not in lieu of, any other rights or remedies available to the Company at law or in equity under this Agreement, the Company may terminate this Agreement without further obligation by it to Buyer.

          10.15. Public Announcements. Any public announcements or similar publicity with respect to this Agreement or the contemplated transactions will be issued, if at all, at such time and in such manner as Buyer and the Company jointly determine or as required by law. Unless consented to by the other party in advance or required by law, prior to the Closing the Buyer and the Company shall keep this

Agreement strictly confidential and may not make any disclosure of this Agreement to anyone. The Company and Buyer will consult with each other concerning the means by which the Company's employees, contract growers, customers and suppliers and others having dealings with the Company will be informed of the contemplated transaction.

          10.16. Confidentiality. Between the date of this Agreement and the Closing Date, Buyer and the Company will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Company to maintain in confidence any written, oral or other information obtained in confidence from another party or the Company in connection with this Agreement, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required by the consummation of the transaction herein, or (c) the furnishing or use of such information is required by legal proceedings.

     If the contemplated transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

          10.17. Time Is Of The Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the day and year first above written.

                         COMPANY

                         WAMPLER FOODS, INC.


                         By:________________

                         Its:_______________


                         BUYER

                         CASE FOODS, INC.


                         By:________________

                         Its:_______________

                         CASE FARMS, L.L.C.


                         By:________________

                         Its:_______________
                                       30
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